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                       AMERICAN RADIO SYSTEMS CORPORATION

   STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                                   EXHIBIT 12

  The following table reflects the computation of the ratio of earnings to fixed charges and preferred stock dividends for the periods indicated.

                                         YEAR ENDED   YEAR ENDED   YEAR ENDED
                                        DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                            1995         1996         1997
                                        ------------ ------------ ------------
                                          (IN THOUSANDS, EXCEPT RATIO DATA)
COMPUTATION OF EARNINGS:
Income (loss) from continuing
 operations before extraordinary loss
 and income taxes......................   $15,934      $ 9,961      $(8,065)
ADD:
Interest expense (1)...................    12,497       22,287       59,749
Rent expense (2).......................       531        1,312        2,908
                                          -------      -------      -------
Earnings as adjusted...................    28,962       33,560       54,592
                                          =======      =======      =======
COMPUTATION OF FIXED CHARGES:
Interest expense (1)...................    12,497       22,287       59,749
Rent expense (2).......................       531        1,312        2,908
Preferred dividends (3)................       815        4,973       31,164
                                          -------      -------      -------
Fixed charges..........................    13,843       28,572       93,821
                                          =======      =======      =======
Ratio of earnings to combined fixed
 charges and Preferred stock
 dividends.............................      2.09x        1.17x         --
Deficiency in earnings required to
 cover combined fixed charges and
 preferred stock dividends.............                              39,229

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(1) Interest expense includes amortization of deferred financing costs.
(2) The interest element of rent expense is assumed to be 30% of gross operating rent charges.
(3) Includes dividends on redeemable preferred stock.